Exhibit 4.4

The following is a summary of an amendment to the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees, effective January 8, 2007:

•	Add the Vanguard FTSE Social Index Fund – Investor Shares as an available investment option.